Exhibit 99.1

Global marketing executive Kory Marchisotto joins Dutch Bros
Board of Directors
GRANTS PASS, Oregon — February 18, 2025 — Dutch Bros Inc. (NYSE: BROS; “Dutch Bros”), a west coast-based drive-thru beverage company focused on making a massive difference one cup at a time, has announced the appointment of Kory Marchisotto to its Board of Directors, where she will serve as an independent director. Marchisotto brings an expertise in connecting with Gen Z and Gen Alpha customers, developed from her decades of executive experience at several noted beauty brands including her current role as Chief Marketing Officer at e.l.f. Beauty (NYSE: ELF).
“Kory has been called ‘a bold disruptor with a kind heart’ and I couldn’t agree more,” said Christine Barone, CEO and president of Dutch Bros. “She deeply understands the needs of our customers. Her dedication to connection, innovation, and purpose is core to who she is as a leader; her unique perspectives and strengths will bolster the Dutch Bros brand and our incredible Board of Directors.”

Marchisotto has spent nearly 30 years strategically building brands and leading innovation. Since 2019, she has served as Senior Vice President and Chief Marketing Officer of e.l.f. Beauty, a mission-driven, multi-brand beauty company. Marchisotto previously served in various roles over the course of 18 years at Shiseido Americas Corporation (TYO: 4911), most recently as Senior Vice President, Marketing for bareMinerals.
“Dutch Bros makes a ‘massive difference, one cup at a time’ by cultivating culture and community. Its commitment to creating an environment of belonging transcends the transaction to foster meaningful connections with every customer the broistas serve,” said Marchisotto. “I am committed to further enhancing this unique culture while extending the business to a wider audience as it scales. I look forward to working with Christine, the leadership team, my fellow Directors and the Dutch Bros team to fuel this next wave of growth.”

About Dutch Bros Inc.
Dutch Bros Inc. (NYSE: BROS) is a high growth operator and franchisor of drive-thru shops that focus on serving high QUALITY, hand-crafted beverages with unparalleled SPEED and superior SERVICE. Founded in 1992 by brothers Dane and Travis Boersma, Dutch Bros began with a double-head espresso machine and a pushcart in Grants Pass, Oregon. While espresso-based beverages are still at the core of what we do, Dutch Bros now offers a wide variety of unique, customizable cold and hot beverages that delight a broad array of customers. We believe Dutch Bros is more than just the products we serve—we are dedicated to making a massive difference in the lives of our employees, customers and communities. This combination of hand-crafted and high-quality beverages, our unique drive-thru experience and our community-driven, people-first culture has allowed us to successfully open new shops and continue to share the “Dutch Luv” at 982 locations across 18 states as of December 31, 2024.

To learn more about Dutch Bros, visit www.dutchbros.com, follow Dutch Bros on Instagram, Facebook, X, and TikTok, and download the Dutch Bros app to earn points and score rewards!

For Media Relations Inquiries:
Jessica Liddell of ICR
203.682.8208
jessica.liddell@icrinc.com
Dutch Bros Inc.| Exhibit 99.1 | 1